                                   EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)


                                            Nine Months Ended                             Year Ended
                                              September 30,                              December 31,
                                      -----------------------------      -------------------------------------------
                                          1996           1995                1995           1994            1993
                                      -------------- --------------      ------------- --------------- -------------
Income before income taxes            $    136,615   $     115,310      $    157,240   $     123,755   $      64,123
Add fixed charges:
 Interest expense                          298,158         267,857           366,822         222,929         126,152
 One-third rentals                           1,863           1,844             2,478           2,041           1,387
                                      ------------   -------------      ------------   -------------   -------------
   Total fixed charges                     300,021         269,701           369,300         224,970         127,539
                                      ------------   -------------      ------------   -------------   -------------
Income as adjusted                    $    436,636   $     385,011      $    526,540   $     348,725   $     191,662
                                      ------------   -------------      ------------   -------------   -------------
Ratio of income to fixed
 charges                                      1.46            1.43              1.43            1.55            1.50
                                      ============   =============      ============   =============   =============

Preferred stock dividends
 on a pre-tax basis                   $          0   $           0      $          0   $         930   $       3,682
   Total combined fixed
    charges and preferred
    stock dividends                   $    300,021   $     269,701      $    369,300   $     225,900   $     131,221
                                      ------------   -------------      ------------   -------------   -------------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                              1.46            1.43              1,43            1.54            1.46
                                      ============   =============      ============   =============   =============